UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 22, 2019 (July 15, 2019)

ALR TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-30414

(Commission File No.)

7400 Beaufont Springs Drive

Suite 300

Richmond, Virginia 23225

(Address of principal executive offices) (Zip Code)

(804) 554-3500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE.

On September 25, 2017, ALR Technologies Inc. (“ALRT” or the “Company”) announced that it had authorized a private placement up to $5 million for the issuance of convertible debentures that are convertible into shares of common stock at a price of $0.05 per share (the “Note”).

On June 14, 2018, the Company issued a Form 8K announcing that the Chief Executive Officer of the Company accepted a proposal from the board of directors to purchase a $5,000,000 convertible debenture financing (the “Financing”) from the Company. The proposed Note will be convertible for a period of 5 years from closing into common shares of the Company’s capital stock at a price of $0.05 per share. The Note will bear interest at a rate of 8 percent per annum and will be repayable in 4 equal semi-annual instalments starting 42 months after its issuance until maturity. The Note will be transferable or saleable by the holder, in whole or in part, at any time without notice to the Company. The closing of the issue and sale of the Note will not occur until such time that is 30 days subsequent to the confirmation of the Company’s first commercial sale of its Diabetes Management Solution (previously disclosed as the diabetes management software program).

On September 20, 2018, the parties agreed to increase the proposed Financing from $5,000,000 to $7,000,000. On October 25, 2018, the parties agreed to increase the proposed Financing from $7,000,000 to $8,500,000. On April 18, 2019, the parties agreed to increase the proposed Financing from $8,500,000 to $22,000,000. The parties have now agreed to further increase the proposed Financing from $22,000,000 to $25,000,000 to provide $10,000,000 of financing proceeds to the Company, provide for the retirement of $12,000,000 of accrued debts owed to the Chief Executive Officer and provide for the retirement of up to $3,000,000 of promissory notes payable and accounts payable. The Company has reserved up to 500,000,000 shares of common stock with respect to the possible exercise of the Note.

ITEM 8.01	OTHER EVENTS.

On July 15, 2019, the Company’s Board of Directors approved the grant of the option to acquire 27,500,000 shares of common stock (the “Option Shares”). Of the Option Shares approved for grant:

·	7,500,000 Option Shares are granted to one individual, are exercisable at $0.035 per share, will vest immediately and will be exercisable until February 3, 2024;
·	10,000,000 Option Shares will vest subject to the performance conditions listed below, will be exercisable at a price of $0.04 per share and will be exercisable until July 15, 2024 and
·	10,000,000 Option Shares:
o	are allocated towards the formation of a Latin American sales team;
o	will be granted upon the recruitment of sales personnel in Latin America;
o	will have performance vesting conditions to be determined by the Company’s Board of Directors at grant, and
o	will be set for expiration on or before July 15, 2024.

The 10,000,000 Option Shares referenced above which will vest subject to performance conditions, have been granted as to 5,000,000 Option Shares to two prospective sales agents of the Company. The Option Shares will vest to each sales agent upon:

·	each agent enrolling a total of 20,000 ALRT Diabetes Management Solution customers in certain countries located in Asia, or
·	such other activities that would provide similar business impact in the sole discretion of the Board of Directors of the Company.

The grant of Options is subject to each individual entering into an option agreement with the Company. Where the Option Shares are granted to a prospective sales agent, the grant will be subject to the prospective sales agent entering into a sales agent agreement, or similar arrangement, with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 22nd day of July 2019.

ALR TECHNOLOGIES INC.

BY:	SIDNEY CHAN
Sidney Chan
Chief Executive Officer and Chairman of the Board of Directors